Exhibit 99.2

NANOMETRICS INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Nanometrics Incorporated (“Nanometrics” or the “Company”) acquired all of the assets and assumed specified liabilities of Tevet Process Control Technologies, Ltd. (“Tevet”) in an all cash transaction which closed on May 19, 2008. The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Nanometrics and Tevet after giving effect to the acquisition of Tevet by Nanometrics (the “Acquisition”) using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

The fiscal years of Nanometrics and Tevet ended within 90 days of each other for 2007. Accordingly, the unaudited pro forma condensed combined balance sheet combines Nanometrics’ with Tevet’s historical consolidated balance sheet as of March 29, 2008, giving effect to the merger as if it had occurred on March 29, 2008. The unaudited pro forma condensed combined statement of operations for the year ended December 29, 2007 and the three months ended March 29, 2007 combines Nanometrics’ with Tevet’s historical consolidated statements of operations. The unaudited pro forma condensed combined statements of operations give effect to the merger as if it had occurred on December 31, 2006. You should read this information in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•

separate historical financial statements of Nanometrics as of and for the fiscal year ended December 29, 2007, included in Nanometrics’ annual report on Form 10-K for the fiscal year ended December 29, 2007;

•

separate historical financial statements of Tevet as of and for the fiscal year ended December 31, 2007 which are included as Exhibit 99.1 to Nanometrics’ current report on Form 8-K/A filed with the Securities Exchange Commission on August 4, 2008.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon currently available information and certain assumptions that we believe are reasonable.

Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of Nanometrics and Tevet are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance or relocation costs related to Tevet employees, costs of vacating some facilities of Tevet, or other costs associated with exiting activities of Tevet that would affect amounts in the pro forma financial statements. In addition, Nanometrics may incur significant restructuring charges upon completion of the Acquisition or in subsequent quarters for severance or relocation costs related to Nanometrics employees. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations in the period in which they were incurred.

Pursuant to the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values. Nanometrics’ management, with the assistance of a third party valuation firm, has estimated the preliminary fair value of the identifiable intangible assets and tangible assets acquired and liabilities assumed. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the Acquisition, the actual amounts recorded for the Acquisition may differ materially from the information presented. These allocations are subject to change pending further review of the fair value of the assets acquired and liabilities assumed as well as the actual transaction costs.

The unaudited pro forma condensed combined financial statements have been prepared by Nanometrics for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Nanometrics and Tevet been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with, Nanometrics’ historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 29, 2007 and Tevet’s historical consolidated financial statements for the years ended December 31, 2007 and 2006 which are included as Exhibit 99.1 to Nanometrics’ current report on Form 8-K/A filed with the Securities Exchange Commission on August 4, 2008.

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 29, 2008

(in thousands)

	Tevet	Nanometrics	Pro Forma Adjustments		Proforma Combined
Current Assets
Cash and cash equivalents	$232	$18,723	$(3,762	) (b)	$15,193
Short term marketable debt securities	264	—	—		264
Accounts receivable, net	307	29,854	—		30,161
Inventories	335	31,658	111	(e)	32,104
Inventories - delivered systems	—	236	—		236
Prepaid expenses and other current assets	82	3,336	—		3,418

Total current assets	1,220	83,807	(3,651)		81,376
Property and equipment, net	280	44,140	—		44,420
Goodwill	—	52,132	1,353	(c)	53,485
Intangibles assets, net	—	20,935	1,420	(d)	22,355
Other assets	19	1,670	—		1,689

Total assets	$1,519	$202,684	$(878)		$203,325

Current Liabilities
Revolving line of credit	$—	$—	$—		$—
Accounts payable	—	9,173	—		9,173
Accrued payroll and related expenses	32	4,687	—		4,719
Customer deposits and deferred revenue	357	1,384	—		1,741
Accrued liabilities	252	7,775	—		8,027
Income taxes payable	—	1,228	—		1,228
Current portion of debt obligations	376	150	(376	) (f)	150

Total current liabilities	1,017	24,397	(376)		25,038
Deferred income taxes	—	382	—		382
Debt obligations and long-term liabilities	—	1,251	—		1,251

	1,017	26,030	(376)		26,671
Stockholders’ equity
Common stock	—	19	—		19
Additional paid-in-capital	13,805	187,856	(13,805	) (a)	187,856
Accumulated deficit	(13,303)	(14,641)	13,303	(a)	(14,641)
Accumulated other comprehensive income	—	3,420	—		3,420

Total stockholders’ equity	502	176,654	(502)		176,654

Total stockholders’ equity and liabilities	$1,519	$202,684	$(878)		$203,325

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 29, 2007

(in thousands, except per share amounts)

	Tevet	Nanometrics	Pro Forma Adjustments		Proforma Combined
Net revenues:
Products	$1,903	$126,049	$—		$127,952
Service	—	20,241	—		20,241

Total net revenues	1,903	146,290	—		148,193
Costs of net revenues:
Cost of products	942	63,938	—		64,880
Cost of service	—	20,717	—		20,717

Total costs of net revenues	942	84,655	—		85,597

Gross profit	961	61,635	—		62,596
Operating expenses:
Research and development	1,386	18,577	61	(h)	20,024
Selling and marketing	1,030	19,561	12	(h)	20,603
General and administrative	900	21,704	150	(h)	22,754
Amortization of intangible sssets	—	5,782	471	(g)	6,253
Restructuring charge	—	2,128	—		2,128
Gain on sale of assets	—	(2,100)	—		(2,100)

Total operating expenses	3,316	65,652	694		69,662

Loss from operations	(2,355)	(4,017)	(694)		(7,066)
Other income (expense):
Interest income	—	202	—		202
Interest expense	(129)	(211)	(7	) (i)	(347)
Other income	—	(13)	—		(13)

Total other income (expense), net	(129)	(22)	(7)		(158)

Loss before provision (benefit) for income taxes	(2,484)	(4,039)	(701)		(7,224)
Provision (benefit) for income taxes	—	(31)	—		(31)

Net loss	$(2,484)	$(4,008)	$(701)		$(7,193)

Shares used in per share computation
Basic		18,099			18,099

Diluted		18,099			18,099

Net income per share
Basic		$(0.22)			$(0.40)

Diluted		$(0.22)			$(0.40)

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE-MONTHS ENDED

(in thousands, except per share amounts)

	March 29, 2008
	Tevet	Nanometrics	Pro Forma Adjustments		Proforma Combined
Net revenues:
Products	$514	$27,929	$—		$28,443
Service	—	6,799	—		6,799

Total net revenues	514	34,728	—		35,242
Costs of net revenues:
Cost of products	196	13,662	—		13,858
Cost of service	—	5,238	—		5,238

Total costs of net revenues	196	18,900	—		19,096

Gross profit	318	15,828	—		16,146
Operating expenses:
Research and development	376	4,255	4	(h)	4,635
Selling and marketing	118	4,839	1	(h)	4,958
General and administrative	189	5,524	4	(h)	5,717
Amortization of intangible assets	—	1,285	89	(g)	1,374
Restructuring charge	—	870	—		870

Total operating expenses	683	16,773	98		17,554

Loss from operations	(365)	(945)	(98)		(1,408)
Other income (expense):
Interest income	—	98	—		98
Interest expense	—	(77)	—		(77)
Other income	—	454	—		454

Total other income (expense), net	—	475	—		475

Loss before provision for income taxes	(365)	(470)	(98)		(933)
Provision for income taxes	—	254	—		254

Net loss	$(365)	$(724)	$(98)		$(1,187)

Shares used in per share computation
Basic		18,590			18,590

Diluted		18,590			18,590

Net income per share
Basic		$(0.04)			$(0.06)

Diluted		$(0.04)			$(0.06)

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED BALANCE SHEET

1. Basis of Pro Forma Presentation

On May 19, 2008, Nanometrics acquired Tevet Process Control Technologies, Ltd, (“Tevet”) an Israel-based privately held corporation. The acquisition of Tevet, an integrated metrology company serving the worldwide semiconductor and solar manufacturing industry, is expected to further Nanometrics’ strategy to offer a breadth of process control metrology solutions that address both advanced technology as well as cost of ownership. Under the terms of the Acquisition agreement relating to the acquisition, the total consideration to purchase all assets and assume specified liabilities of Tevet was $3.8 million in an all-cash transaction. The Company also incurred $0.2 million in transaction fees, including legal, valuation and accounting fees. The Acquisition has been accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and identifiable intangible assets of Tevet acquired in connection with the Acquisition, based on their respective estimated fair values.

There were no significant intercompany balances and transactions between Nanometrics and Tevet as of the dates and for the periods of these pro forma condensed combined financial statements. Certain reclassification adjustments have been made to conform Nanometrics’ and Tevet’ historical reported balances to the pro forma condensed combined financial statement basis of presentation.

The total preliminary estimated purchase price of the Tevet Acquisition is as follows:

Amount
Cash paid for the net assets acquired of Tevet	$3,525,000
Estimated direct transaction fees and expenses	237,149

Total preliminary estimated purchase price	$3,762,149

The total preliminary estimated purchase price is allocated as follows (in thousands):

	Amount		First Year Charges		Estimated Useful Life
Net assets acquired	$456,514	*	$	N/A
Goodwill and other intangible assets:
Goodwill	1,885,635			N/A
Customer relationships	600,000			154,000	7 Years
Developed technology	600,000			97,000	7 Years
Backlog	220,000			220,000	1 Year

Total Goodwill and other intangible assets	3,305,635			$471,000

	$3,762,149

*	based on an estimate of fair value of tangible assets acquired as of May 19, 2008

In accordance with SFAS No. 142, the Company will not amortize the goodwill, but will evaluate it annually for impairment or whenever events or circumstances occur which indicate that goodwill might be impaired.

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of Tevet that exist as of the date of the completion of the Acquisition. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

A preliminary estimate of $0.5 million has been allocated to net tangible assets acquired and $1.4 million has been allocated to amortizable identifiable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Identifiable intangible assets. Of the total estimated purchase price, $1.4 million has been allocated to customer relationships, purchased technology and backlog. This adjustment is preliminary and is based on Nanometrics management’s estimates. The amount ultimately allocated to identifiable intangible assets may differ materially from this preliminary allocation. A ten percent increase or decrease in value allocated to the amortizable intangible assets would increase or decrease annual amortization by less than $0.1 million.

Identification and allocation of value to the identified intangible assets was based on the provisions of SFAS 141. The fair value of the identified intangible assets was estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition, eventual development of new technologies and market competition.

Purchased Technology. The amount allocated to purchased technology was determined through established valuation techniques in the high-technology industry. The purchased technology intangible asset was determined by discounting the estimated future net cash flows to their present value utilizing the relief of royalty method of the income approach. The estimated net cash flows from the products were based on estimates of royalty streams from each of the product revenues and related income taxes charges. The Company believes the assumptions used in the valuation were reasonable at the time of the Acquisition. The estimated net revenues were based on management’s projections and reflect a perpetual long-term growth rate of five percent. The business projections were compared with and found to be in line with industry analysts’ forecasts of growth in substantially all of the relevant markets. These projections were based on estimates of market size and growth, expected trends in technology, and the nature and expected timing of new product introductions by the Company and those of its competitors. The Company applied a royalty rate from the estimated net revenues for each product to attribute value for dependency on existing technology of seven percent. The royalty rate was based upon a profit split analysis and industry comparable royalty agreements. The effective tax rate utilized in the analysis reflects a 35% rate for the United States Federal and state statutory income taxes. The risk adjusted discount rate used in computing the present value of net cash flows was 30%.

Customer relationships. Tevet has established relationships with its major customers. The customer relationships intangible assets were determined by discounting the estimated future net cash flows to their present value utilizing the excess earnings method of the income approach. The estimated net cash flows associated with the customers were based on estimates of the product revenues, product gross margins, operating expenses and related income taxes charges. The Company believes the assumptions used in the valuation were reasonable at the time of the Acquisition. The estimated net revenues were based on management’s projections and reflect a perpetual growth rate of five percent. The business projections were compared with and found to be in line with industry analysts’ forecasts of growth in all of the relevant markets. These projections were based on estimates of market size and growth, expected trends in technology, and the nature and expected timing of new product introductions by the Company and those of its competitors. Projected gross margins were based on Tevet’s historical margins, which were in line with industry averages. Estimated operating expenses used in the valuation analysis of Tevet included research and development expenses and selling, marketing and administrative expenses. In developing future expense estimates and evaluation of Tevet’s overall business model, an assessment of specific product results, including both historical and expected direct expense levels and general industry metrics, was conducted. The effective tax rate utilized in the analysis of the products reflects a 35% rate for the United States Federal and state statutory income taxes. The Company applied an attrition rate of 30% per year to the estimated cash flows to account for the loss of customers based upon its historical experience. The risk adjusted discount rate used in computing the present value of net cash flows was 30%.

Backlog. Tevet had existing backlog of revenue at the time of the Acquisition. The backlog intangible asset was determined by discounting the estimated future net cash flows to their present value utilizing the excess earnings method of the income approach. The estimated net cash flows associated with the backlog were based on revenue from customer purchase orders for products not yet delivered, product gross margins, operating expenses and related income taxes charges. A return on each of the contributory assets, which included net working capital, fixed assets and intangible assets comprising the assembled workforce, was selected considering the cost for funds and the type of asset. The Company believes the assumptions used in the valuation were reasonable at the time of the Acquisition. Projected gross margins were based on Tevet’s historical margins, which were in line with industry averages. Estimated operating expenses used in the valuation analysis of Tevet included research and development and administrative expenses. Sales and marketing expense were not deducted because the backlog had already been sold and those expenses had been incurred prior to the Acquisition date. The effective tax rate utilized in the analysis of the products reflects a 35% rate for the United States Federal and state statutory income taxes. The risk adjusted discount rate used in computing the present value of net cash flows was 30%.

Amounts allocated to the identifiable intangible assets are expected to be amortized over a life of seven years. The estimates of expected useful lives are based on guidance from SFAS No. 141 and take into consideration the effects of competition, product lives and possible obsolescence. The useful lives of customer relationships and purchased technology are based on the number of years in which net cash flows have been projected. The useful live of customer relationships was estimated based upon Tevet’s established customer relationships with its major customers. Backlog is expected to be fulfilled within one year of the Acquisition date.

Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•	Tevet’s historical operating margins;

•	Tevet’s market share and growth;

•	Trends in technology; and

•	The nature and expected timing of new product introductions by Tevet and its competitors.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with SFAS No. 142, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

The preliminary allocation of the Tevet purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed was based on management’s estimates of fair value at the date of Acquisition. The preliminary allocation of the purchase price was based, in part, upon a valuation and estimates, and assumptions which are subject to change. The primary areas of the purchase price allocation that are not yet finalized relate to completion of management’s valuation analysis. We expect the valuation process to be completed during the fourth quarter of fiscal 2008.

2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect amounts related to Tevet’ net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and deferred stock-based compensation. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Nanometrics and Tevet filed consolidated income tax returns during the periods presented.

There were no significant intercompany balances and transactions between Nanometrics and Tevet for the year ended December 29, 2007.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To eliminate Tevet’s equity

(b)	To reflect the amount of cash paid by Nanometrics for Tevet

(c)	To record goodwill

(d)	To record the fair value of Tevet’s identifiable intangible assets

(e)	To adjust Tevet’ inventory to fair value. This adjustment will result in an increase in cost of products upon the sale of the related inventory. The increase in costs is non-recurring and as such, is not reflected in the pro forma condensed combined statement of operations.

(f)	To eliminate liability not assumed by Nanometrics

(g)	To record amortization of intangible assets

(h)	To record amortization of stock-based compensation of unvested stock options

(i)	To record increase in finance expenses from increased valuation of the Series D preferred stock warrants.

3. Pro Forma Net Income Per Share

The pro forma basic net income per share is based on the number of Nanometrics shares used in computing basic net income per share.

The pro forma diluted net income per share is based on the number of Nanometrics shares used in computing diluted net income per and the potential dilution from assumed dilutive stock options (using the treasury stock method).